UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM U-9C-3

                      QUARTERLY REPORT PURSUANT TO RULE 58

                      FOR THE QUARTER ENDED MARCH 31, 2005

                               EXELON CORPORATION

                            10 South Dearborn Street
                                   37th Floor
                     P.O. Box 805379 Chicago, IL 60680-5379














Inquiries concerning this Form U-9C-3
   should be directed to:                              Scott Peters
                                                       Exelon Corporation
                                                       10 South Dearborn Street
                                                       38th Floor
                                                       P.O. Box 805379
                                                       Chicago, IL 60680-5379



TABLE OF CONTENTS

Item                                                                                         Page
Number                                                                                       Number

     1        Organization Chart                                                               3
     2        Issuances and Renewals of Securities and Capital Contributions
                  Part I - Issuances and Renewals of Securities                                5
                  Part II - Capital Contributions                                              5
     3        Associate Transactions
                  Part I - Transactions Performed by Reporting Companies on
                      Behalf of Associate Companies                                            6
                  Part II - Transactions Performed by Associate Companies
                      On Behalf of Reporting Companies                                         6
     4        Summary of Aggregate Investment                                                  7
     5        Other Investments                                                                8
     6        Financial Statements and Exhibits                                                9
              Signature                                                                       12







ITEM 1.  ORGANIZATION CHART

-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
Name of Reporting Company                         Energy or     State of    Date of      % Voting       Nature of Business
                                                 Gas-Related  Organization  Organization  Securities
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------

Exelon Corporation                                                                                  (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
 Exelon Energy Delivery Company, LLC                                                                (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
   Commonwealth Edison Company                                                                      (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
   PECO Energy Company                                                                              (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
      East Coast Natural Gas Cooperative, LLC      Energy        Delaware    03/15/1995     41.12%  Energy-related (Category
                                                                                                    9)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
      Horizon Energy Company *                     Energy    Pennsylvania    02/06/1995       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
 Exelon Ventures Company, LLC                                                                       (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Exelon Synfuel I, LLC                            Energy        Delaware    07/25/2003       100%  Energy-related (Category
                                                                                                    6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
   DTE Buckeye, LLC                                Energy        Delaware    07/25/2003       -0-%  Energy-related (Category
                                                                                                    6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Exelon Synfuel I1, LLC                           Energy        Delaware    07/25/2003       100%  Energy-related (Category
                                                                                                    6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
   DTE Belews Creek, LLC                           Energy        Delaware    07/25/2003       -0-%  Energy-related (Category
                                                                                                    6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Exelon Synfuel III, LLC                          Energy        Delaware    06/17/2004       100%  Energy-related (Category
                                                                                                    6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  DTE Buckeye, Carbontronics Synfuels              Energy        Delaware    06/17/2004       -0-%  Energy-related (Category
  Investors,  L.P.                                                                                  6)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Exelon Generation Company, LLC                                                                    (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Penesco Company, LLC                             Energy        Delaware    06/06/2001       100%  Energy-related (Category
                                                                                                    7,9)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    Cenesco Company, LLC                           Energy        Delaware    12/31/2001       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    ExTex Retail Services Company, LLC             Energy        Delaware    05/12/2003       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    Exelon Allowance Management Company, LLC       Energy        Delaware    11/08/2001       100%  Energy-related (Category
                                                                                                    2)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    Exelon Power Labs, LLC                         Energy    Pennsylvania    11/08/2002       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
     Exelon AOG Holding # 1, Inc.                                                                   (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
     Exelon AOG Holding # 2, Inc.                                                                   (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
      Exelon New England Power Marketing, LP       Energy        Delaware    03/24/1999       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
     Exelon New England Holdings, LLC                                                               (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
       ENEH Services, LLC (new)                    Energy        Delaware    04/01/2004       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
       Exelon Hamilton, LLC                        Energy        Delaware    03/31/1999       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    Exelon SHC, Inc.                                                                                (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
      Keystone Fuels, LLC                          Energy        Delaware    10/17/2000     20.99%  Energy-related (Category
                                                                                                    9)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
      Conemaugh Fuels, LLC                         Energy        Delaware    10/16/2002     20.72%  Energy-related (Category
                                                                                                    9)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    ExTex Marketing, LLC                           Energy        Delaware    05/13/2002       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
       ExTex Power, LP                             Energy        Delaware    05/13/2002        99%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
    Exelon Energy Company                          Energy        Delaware    01/04/1999       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
     AllEnergy Gas & Electric Marketing Company,   Energy        Delaware    09/12/2000       100%  Energy-related (Category
     LLC                                                                                            5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
       Texas-Ohio Gas, Inc.                        Energy           Texas    08/12/1987       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
     TEG Holdings, LLC                                                                              (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
       Tamuin International, Inc.                                                                   (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
        North America Power Services, Inc.         Energy        Delaware    10/13/2004       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Sithe Overseas Power Services, Ltd.       Energy          Virgin    10/13/2004       100%  Energy-related (Category
                                                                  Islands                           7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Tamuin International Finance, LLC                                                          (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Tamuin International Finance II, LLC                                                       (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Tamuin Energy Management Services, Inc.   Energy        Delaware    10/13/2004       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Tamuin Energy Management Services II,     Energy        Delaware    10/13/2004       100%  Energy-related (Category
         Inc.                                                                                       7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Sithe Latin American Holdings, Ltd.                                                        (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
           Sithe PARDO Holdings, Ltd.                                                               (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            Tamuin Holdings, LLC                                                                    (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
             Sithe Tamuin Energy Services, S. de                                                    (a)
             R.L. de C.V.
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
              Tamuin Holdings II, LLC                                                               (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                Sithe Tamuin Investments, S. de                                                     (a)
                R.L. de C.V.
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                  Tamuin Development Services,     Energy          Mexico    10/13/2004        50%  Energy-related (Category
                  S. de  R.L. de C.V.                                                               7)

-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
  Exelon Enterprises Company, LLC                                                                   (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Exelon Services, Inc.                     Energy        Delaware    07/13/1999       100%  Energy-related (Category
                                                                                                    1, 2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Unicom Power Marketing Inc.               Energy        Delaware    07/28/1997       100%  Energy-related (Category
                                                                                                    5)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Exelon Enterprises Management, Inc.                                                        (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
           ECPH, LLC                                                                                (a)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
               Exelon Enterprises Investments,                                                      (a)
Inc.
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------



                                       3

-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
ITEM 1.  ORGANIZATION CHART (continued)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
Name of Reporting Company                         Energy or     State of    Date of      % Voting       Nature of Business
                                                 Gas-Related  Organization  Organization  Securities
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                  UTECH Climate Challenge Fund,    Energy        Delaware    06/30/1995      24.4%  Energy-related (Category
                  L.P.                                                                              2)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Adwin Equipment Company                   Energy    Pennsylvania    08/05/1968       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
         Exelon Thermal Holdings, Inc.             Energy        Delaware    08/05/1997       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            Exelon Thermal Development, Inc.       Energy        Delaware    02/05/1997       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
           ETT Boston Inc.                         Energy        Delaware    12/22/1995       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
              Northwind Boston LLC                 Energy    Massachusetts   01/05/1996        25%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
           ETT North America Inc.                  Energy        Delaware    07/18/1996       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
              Northwind Thermal Technologies       Energy          Canada    08/01/1996       100%  Energy-related (Category
              Canada Inc.                                                                           6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                 ETT Canada, Inc.                  Energy          Canada    08/01/1996       100%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                   Northwind Windsor               Energy          Canada    07/18/1996        50%  Energy-related (Category
                                                                                                    6,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
           F&M Holdings Company, LLC               Energy        Delaware    09/18/2003       100%  Energy-related (Category
                                                                                                    1,4,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            II Services, Inc.                      Energy        Delaware    05/28/1999       100%  Energy-related (Category
                                                                                                    1,2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
             EIS Engineering, Inc*                 Energy        Delaware    12/11/2000       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                  InfraSource Field Services,      Energy        Oklahoma    11/23/1998       100%  Energy-related (Category
                  LLC*                                                                              7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            Fischbach and Moore Electric, Inc.     Energy        Delaware    08/12/1999       100%  Energy-related (Category
                                                                                                    1,2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            Rand-Bright Corporation*               Energy       Wisconsin    02/11/1985       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            NEWCOSY, Inc                           Energy        Delaware    08/12/1999       100%  Energy-related (Category
                                                                                                    1,2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            NEWCOTRA, Inc.                         Energy        Delaware    08/12/1999       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
              Fishbach and Moore, Inc.             Energy        New York    04/01/1924       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                Fishbach and Moore Electrical      Energy        Delaware    07/22/1946       100%  Energy-related (Category
                Contracting, Inc.                                                                   7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
                T.H. Green Electric Co., Inc.      Energy        New York    07/06/1926       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
               OSP Servicios S.A. de C.V. *        Energy          Mexico    09/30/1996       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
               Universal Network Development       Energy      California    01/01/1901        49%  Energy-related (Category
               Corp.                                                                                7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            Oldco VSI Inc.                         Energy        Delaware    04/20/2000       100%  Energy-related (Category
                                                                                                    1,2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
              EGW Meter Services, LLC              Energy        Delaware    12/01/2002       100%  Energy-related (Category
                                                                                                    1,2,7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
            EIS Investments, LLC *                 Energy        Delaware    11/14/2000       100%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------
               WCB Services, LLC*                  Energy        Oklahoma    1/1/192001        49%  Energy-related (Category
                                                                                                    7)
-------------------------------------------------- --------- ------------- ------------- ---------- --------------------------


* Inactive
(a) Directly and / or indirectly holds securities in energy-related companies.

Name Changes
-------------
Sithe International, Inc. name changed to Tamuin International, Inc.
January 26, 2005

Sithe Energy Management Services, Inc. name changed to
Tamuin Energy Management Services, Inc.
January 1, 2005

Sithe Energy Management Services II, Inc. name changed to
Tamuin Energy Management Services II, Inc.
January 1, 2005

Sithe Tamuin Holdings II, LLC name changed to
Tamuin Holdings II, LLC
January 26, 2005

Sithe Tamuin Development Services, S. de R.L. de C.V. name changed to

Tamuin Development Services, S. de R.L. de C.V.
January 1, 2005

Sithe Tamuin Holdings, LLC name changed to
Tamuin Holdings, LLC
March 15, 2005

Sithe International Finance II, LLC name changed to
Tamuin International Finance II, LLC
March 29, 2005

Sithe International Finance, LLC name changed to
Tamuin International Finance, LLC
March 15, 2005

 ITEM 2. ISSUANCES AND RENEWALS OF SECURITIES AND CAPITAL CONTRIBUTIONS



Part I.  ISSUANCES AND RENEWALS OF SECURITIES
(in thousands)
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------

   Company                                                                          Person to
   Issuing         Type of         Principal                                      Whom Security   Collateral   Consideration
  Securities       Security        Amount of       Issue or                         Was Issued    Given With   Received For
  (Borrower)        Issued         Security        Renewal      Cost of Capital      (Lender)      Security    Each Security
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------
II Services,    Revolving                    $4     Issue      LIBOR plus 50      F&M Holdings    None                    $4
Inc.            credit                                         basis points       Company, LLC
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------
Exelon          Revolving                $1,256     Issue      LIBOR plus 50      Exelon          None                $1,256
Services, Inc   credit                                         basis points       Enterprises
                                                                                  Company, LLC
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------
Fischbach &     Revolving               $12,146     Issue      LIBOR plus 50      F&M Holdings    None               $12,146
Moore           credit                                         basis points       Company, LLC
Electric, Inc.
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------
F&M Holdings    Revolving                $8,690     Issue      LIBOR plus 50      Exelon          None                $8,690
Company, LLC    credit                                         basis points       Enterprises
                                                                                  Company, LLC
--------------- --------------- ---------------- ------------- ------------------ --------------- ------------ --------------


Part II.  CAPITAL CONTRIBUTIONS
(in thousands)
------------------------------------------- ---------------------------------------- ----------------------------------------
       Company Contributing Capital                Company Receiving Capital             Amount of Capital Contribution
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Generation Company, LLC              Exelon Power Labs, LLC                                                    $4,548
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Generation Company, LLC              Exelon Energy Company                                                     $3,903
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon AOG Holding #1, Inc.                 Exelon New England Power Marketing, LP                                      $969
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon AOG Holding #2, Inc.                 Exelon New England Power Marketing, LP                                   $95,929
------------------------------------------- ---------------------------------------- ----------------------------------------




ITEM 3.  ASSOCIATE TRANSACTIONS

Part I.  Transactions Performed by Reporting Companies on Behalf of Associate Companies
(in thousands)
-------------------------------------------------------------------------------------------------------------------------
                                                              Direct
  Reporting Company    Associate Company      Types of        Costs      Indirect Costs    Cost of       Total Amount
  Rendering Services   Receiving Services Services Rendered   Charged       Charged        Capital          Billed
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Business    Measuring & test         $409                                             $409
                       Services Company   equipment,
                                          technical services
                                          - PECO
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Business    Measuring & test          $68                                              $68
                       Services Company   equipment,
                                          technical services
                                          - ComEd
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC Exelon Generation  Measuring & test       $1,957                                           $1,957
                       Company, LLC       equipment,
                                          technical services
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC AmerGen            Measuring & test         $271                                             $271
                                          equipment,
                                          technical services
-------------------------------------------------------------------------------------------------------------------------
Exelon Power Labs, LLC ExTex LaPorte      Measuring & test           $2                                               $2
                       Limited            equipment,
                       Partnership        technical services
-------------------------------------------------------------------------------------------------------------------------
Exelon Energy Company  Exelon             Lease costs              $112                                             $112
                       Enterprises
                       Company, LLC
-------------------------------------------------------------------------------------------------------------------------
Exelon Energy Company  Exelon Services,   Lease costs               $56                                              $56
                       Inc.
-------------------------------------------------------------------------------------------------------------------------
North America Power    Sithe Tamuin       HR services               $75                                              $75
Services, Inc.         Energy Services,
                       S. de R.L. de C.V.
-------------------------------------------------------------------------------------------------------------------------
ENEH Services, LLC     Exelon New         Operations and             $3                                               $3
                       Boston, LLC        maintenance
-------------------------------------------------------------------------------------------------------------------------


Part II.  Transactions Performed by Associate Companies on Behalf of Reporting Companies
(in thousands)

-------------------------------------------------------------------------------------------------------------------------
                                                              Direct
  Reporting Company    Associate Company      Types of        Costs      Indirect Costs    Cost of       Total Amount
  Rendering Services   Receiving Services Services Rendered   Charged       Charged        Capital          Billed
-------------------------------------------------------------------------------------------------------------------------
Exelon Business        F&M Holdings       Legal                    $278                                             $278
Services Company       Company, LLC
-------------------------------------------------------------------------------------------------------------------------
Exelon Business        Exelon Services,   Legal, IT and             $40                                              $40
Services Company       Inc.               accounting
-------------------------------------------------------------------------------------------------------------------------
Exelon Business        Exelon Thermal     Legal                      $5                                               $5
Services Company       Holdings, Inc.
-------------------------------------------------------------------------------------------------------------------------
Exelon Business        Exelon Power       HR, IT and                $47                                              $47
Services Company       Labs, LLC          accounting

-------------------------------------------------------------------------------------------------------------------------
Exelon Generation      Exelon Power       Management services       $53                                              $53
Company, LLC           Labs, LLC
-------------------------------------------------------------------------------------------------------------------------
Exelon Business        Exelon Energy      HR, legal, IT and         $50                                              $50
Services Company       Company            accounting
-------------------------------------------------------------------------------------------------------------------------




ITEM 4.  SUMMARY OF AGGREGATE INVESTMENT
March 31, 2005
(in thousands)


Investments in energy-related companies:

Total consolidated capitalization of Exelon Corporation
  as of March 31, 2005                                                                $24,135,000       Line 1

Total capitalization multiplied by 15% (line 1 multiplied by 0.15)                      3,620,250       Line 2

Greater of $50 million or line 2                                                        3,620,250       Line 3

Total current aggregate investment subsequent to October 20, 2000 (categorized by major line of energy-related business):
     Energy-related business category 2                                    $342,644
     Energy-related business category 5                                     172,192
     Energy-related business category 7                                     261,524
     Energy-related business category 9                                      12,374
     Energy-related business category 10                                     23,217
Total current aggregate investment                                                        811,951       Line 4
                                                                                       ----------
Difference between the greater of $50 million
  or 15% of capitalization and the total
  aggregate investment of the registered
  holding company system (line 3 less line 4)                                          $2,808,299       Line 5
                                                                                       ==========

Investments in gas-related companies:                                          NONE



ITEM 5.  OTHER INVESTMENTS

Filed under confidential treatment pursuant to Rule 104(b).

ITEM 6 - FINANCIAL STATEMENTS AND EXHIBITS

A. Financial Statements
-----------------------


(1) Exhibit A-1 Statement of Income of Exelon Services, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(2) Exhibit A-2 Balance Sheet of Exelon Services, Inc. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(3) Exhibit A-3 Statement of Income of Exelon Thermal Holdings, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(4) Exhibit A-4 Balance Sheet of Exelon Thermal Holdings, Inc. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(5) Exhibit A-5 Statement of Income of Unicom Power Marketing, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(6)  Exhibit A-6 Balance Sheet of Unicom Power Marketing, Inc. at March 31, 2005
     - filed under confidential treatment pursuant to Rule 104(b).

(7) Exhibit A-7 Statement of Income of Adwin Equipment Company for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(8) Exhibit A-8 Balance Sheet of Adwin Equipment Company at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(9) Exhibit A-9 Statement of Income of F&M Holdings Company, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(10) Exhibit A-10 Balance Sheet of F&M Holdings Company, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(11) Exhibit B-1 Statement of Income of Penesco Company, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(12) Exhibit B-2 Balance Sheet of Penesco Company, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(13) Exhibit B-3 Statement of Income of Cenesco Company, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(14) Exhibit B-4 Balance Sheet of Cenesco Company, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(15) Exhibit B-5 Statement of Income of Exelon Allowance Management Company, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(16) Exhibit B-6 Balance Sheet of Exelon Allowance Management Company, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(17) Exhibit B-7 Statement of Income of ExTex Marketing, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(18) Exhibit B-8 Balance Sheet of ExTex Marketing, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(19) Exhibit B-9 Statement of Income of Exelon New England Power Marketing LP for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(20) Exhibit B-10 Balance Sheet of Exelon New England Power Marketing LP at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(21) Exhibit B-11 Statement of Income of Exelon Hamilton, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(22) Exhibit B-12 Balance Sheet of Exelon Hamilton, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(23) Exhibit B-13 Statement of Income of Exelon Energy Company for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(24) Exhibit B-14 Balance Sheet of Exelon Energy Company at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(25) Exhibit B-15 Statement of Income of Exelon PowerLabs, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(26) Exhibit B-16 Balance Sheet of Exelon PowerLabs, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(27) Exhibit B-17 Statement of Income of ENEH Services, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(28) Exhibit B-18 Balance Sheet of ENEH Services, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(29) Exhibit B-19 Statement of Income of ExTex Retail Services Company, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(30) Exhibit B-20 Balance Sheet of ExTex Retail Services Company, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(31) Exhibit B-21 Statement of Income of North America Power Services, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(32) Exhibit B-22 Balance Sheet of North America Power Services, Inc. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(33) Exhibit B-23 Statement of Income of Sithe Overseas Power Services, Ltd. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(34) Exhibit B-24 Balance Sheet of Sithe Overseas Power Services, Ltd. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(35) Exhibit B-25 Statement of Income of Tamuin Energy Management Services, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(36) Exhibit B-26 Balance Sheet of Tamuin Energy Management Services, Inc. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(37) Exhibit B-27 Statement of Income of Tamuin Energy Management Services II, Inc. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(38) Exhibit B-28 Balance Sheet of Tamuin Energy Management Services II, Inc. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(39) Exhibit B-29 Statement of Income of Sithe Tamuin Energy Services, S. de R.L. de C.V. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(40) Exhibit B-30 Balance Sheet of Sithe Tamuin Energy Services, S. de R.L. de C.V. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(41) Exhibit B-31 Statement of Income of Sithe Tamuin Energy Services II, S. de R.L. de C.V. for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(42) Exhibit B-32 Balance Sheet of Sithe Tamuin Energy Services II, S. de R.L. de C.V. at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(43) Exhibit C-1 Statement of Income of Exelon Synfuel I, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(44) Exhibit C-2 Balance Sheet of Exelon Synfuel I, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(45) Exhibit C-3 Statement of Income of Exelon Synfuel II, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(46) Exhibit C-4 Balance Sheet of Exelon Synfuel II, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(47) Exhibit C-5 Statement of Income of Exelon Synfuel III, LLC for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(48) Exhibit C-6 Balance Sheet of Exelon Synfuel III, LLC at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(49) Exhibit C-7 Statement of Income of Horizon Energy Company for the three months ended March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(50) Exhibit C-8 Balance Sheet of Horizon Energy Company at March 31, 2005 - filed under confidential treatment pursuant to Rule 104(b).



B. Exhibits
-----------

   None.

                                    SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Exelon Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 31, 2005

                                             Exelon Corporation
                                                 Registrant

                                             By:/s/ Matthew F. Hilzinger
                                                ------------------------
                                                 Vice President and
                                                 Corporate Controller





With the above signature, I also hereby certify that the corresponding report on Form U-9C-3 for the three months ended March 31, 2005 has been filed with Exelon Corporation's interested state commissions whose names and addresses are listed below.


Ms. Elizabeth M. Rolando, Chief Clerk
Illinois Commerce Commission
527 East Capitol Avenue
Springfield, Illinois 62706

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
P.O. Box 3265
Harrisburg, Pennsylvania 17105-3265